Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

American Well Corp

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.01 par value per share, pursuant to the 2020 Equity Incentive Plan	(1)	Other	821,504	$5.36	$4,403,261.44	0.0001381	$608.09
Equity	Class A Common Stock, $0.001 par value per share, pursuant to the 2020 Employee Stock Purchase Plan	(2)	Other	99,082	$5.36	$531,079.52	0.0001381	$73.34

Total Offering Amounts:						$4,934,340.96		681.43
Total Fee Offsets:								0.00
Net Fee Due:								$681.43

__________________________________________
Offering Note(s)

(1)	(a) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Registrant’s Class A common stock, $0.01 par value per share (“Class A Common Stock”), that become issuable under the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affecting the Class A Common Stock.

(b) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Class A Common Stock as reported on the New York Stock Exchange on February 25, 2026.

(c) Rounded to the nearest cent.

(d) The Registrant does not have any fee offsets.
(2)	See Footnote 1